EXHIBIT 99.1

News Release              News Release              News Release                News

Contact	Marina H. Norville 212-640-2832 marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

RICHARD PETRINO APPOINTED EXECUTIVE VICE PRESIDENT,
CORPORATE CONTROLLER AND PRINCIPAL ACCOUNTING OFFICER OF AMERICAN EXPRESS

NEW YORK – March 28, 2018 – American Express Company (NYSE:AXP) today announced that Richard Petrino has been appointed Executive Vice President, Corporate Controller and Principal Accounting Officer of the Company, effective immediately.
Mr. Petrino has served as Senior Vice President, Global Head of Operational Risk and Oversight since May 2016. Previously he was Senior Vice President, Head of Global Capital Markets and Basel Program from 2014 to 2016 and Senior Vice President, Corporate Planning & Investor Relations from 2007 to 2014. Prior to joining the Company in 1996, Mr. Petrino worked for CS First Boston and KPMG as a Certified Public Accountant.
"Rick's broad leadership experience and extensive knowledge of the Finance organization and Company, have made him a clear choice to lead the Controllership organization," said Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer.
Mr. Petrino earned a Master in Business Administration from New York University and a Bachelor of Science in Accounting from Lehigh University.
Linda Zukauckas who previously served in the role was recently promoted to Executive Vice President, Business CFO Group & Deputy CFO. David Fabricant who has been serving as Acting Corporate Controller and Principal Accounting Officer will resume his role as Senior Vice President, Controllership.
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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
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